Press Release For immediate release
Invesco Ltd. Announces August 31, 2016
Assets Under Management

Invesco Relations Contact:    Jordan Krugman    404-439-4605
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, September 12, 2016 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $821.0 billion, an increase of 1.1% month over month. The increase was driven by higher money market AUM, favorable market returns, net long-term inflows, and inflows in PowerShares QQQ. FX decreased AUM by $1.7 billion. Preliminary average total AUM for the quarter through August 31st were $809.7 billion, and preliminary average active AUM for the quarter through August 31st were $669.5 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

August 31, 2016(a)	$821.0	$367.0	$205.0	$48.7	$80.2(b)	$120.1
July 31, 2016	$811.8	$366.6	$202.7	$48.3	$75.0	$119.2
June 30, 2016	$779.6	$348.8	$196.3	$47.4	$71.1	$116.0
May 31, 2016	$791.1	$360.1	$194.5	$47.9	$75.5	$113.1
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

August 31, 2016(a)	$677.9	$274.6	$163.7	$48.7	$80.1(b)	$110.8
July 31, 2016	$670.6	$274.8	$162.9	$48.3	$74.9	$109.7
June 30, 2016	$646.1	$263.9	$157.4	$47.4	$70.9	$106.5
May 31, 2016	$657.7	$273.8	$156.5	$47.9	$75.4	$104.1
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

August 31, 2016(a)	$143.1	$92.4	$41.3	$—	$0.1(b)	$9.3
July 31, 2016	$141.2	$91.8	$39.8	$—	$0.1	$9.5
June 30, 2016	$133.5	$84.9	$38.9	$—	$0.2	$9.5
May 31, 2016	$133.4	$86.3	$38.0	$—	$0.1	$9.0

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $72.3 billion in institutional money market AUM and $7.9 billion in retail money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

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